UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 12, 2021

UNION ACQUISITION CORP. II
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	001-39089 (Commission File Number)	N/A (I.R.S. Employer Identification No.)
1425 Brickell Ave., #57B Miami, FL (Address of principal executive offices)	33131 (Zip Code)
Registrant’s telephone number, including area code: (212) 981-0630
Not Applicable (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Title of each class	Trading Symbol	Name of each exchange on which registered
Units, each consisting of one ordinary share and one redeemable warrant	LATNU	The Nasdaq Stock Market LLC
Ordinary Shares, par value $0.0001 per share	LATN	The Nasdaq Stock Market LLC
Redeemable warrants, exercisable for ordinary shares at an exercise price of $11.50 per share	LATNW	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 8.01 Other Events

On April 12, 2021, Union Acquisition Corp II (the “Registrant” or the “Company”) announced that it has entered into an agreement (the “Support Agreement”) with Nomura Securities International, Inc. (“Nomura”) to support the special resolution (“Extension Amendment Proposal”) to amend the Company’s amended and restated memorandum and articles of association to extend the date by which the Company must consummate a business combination from April 22, 2021 to October 22, 2021 (the “Extension”). The Extension Amendment Proposal will be voted on by shareholders at the upcoming Extraordinary General Meeting on April 16, 2021 (the “Extraordinary General Meeting”) and is described in further detail in the Proxy Statement dated March 15, 2021 previously filed by the Company (the “Proxy Statement”). If the Extension is approved at the Extraordinary General Meeting, public shareholders may elect to redeem their ordinary shares of the Company (the “Shares”) for a per share price, payable in cash, equal to the aggregate amount then on deposit in the trust account (which interest shall be net of taxes payable), divided by the number of then outstanding Shares (the “Election”).

Pursuant to the Support Agreement, Nomura agrees (i) to use reasonable efforts to acquire up to 1,900,000 Shares (the “Maximum Number of Shares”) prior to April 16, 2021 and (ii) that it will not make an Election with respect to any Shares it purchases under the terms of the Support Agreement and will use reasonable efforts to withdraw any outstanding Election previously made with respect to such Shares. Pursuant to the Support Agreement, the Company agrees to pay Nomura an amount in cash equal to (i) the Maximum Number of Shares multiplied by (ii) $10.07 multiplied by (iii) 0.01, subject to certain adjustments.

Additional information and Where to Find It

The Company has filed with the SEC a Proxy Statement in connection with the Extension and, on or about March 19, 2021, mailed the Proxy Statement and other relevant documents to the Company’s shareholders as of the March 10, 2021 record date for the Extraordinary General Meeting. The Company’s shareholders and other interested persons are advised to read the Proxy Statement and any other relevant documents that have been filed or will be filed with the SEC in connection with the Company’s solicitation of proxies for the Extraordinary General Meeting because these documents will contain important information about the Company, the Extension and other related matters. Shareholders may obtain a free copy of the definitive proxy statement, as well as other relevant documents that have been or will be filed with the SEC, without charge, at the SEC’s website located at www.sec.org or by directing a request to Innisfree M&A Incorporated, the Company’s proxy solicitation agent, at (877) 750-5836 (banks and brokers can call collect at (212) 750-5833).

Participants in Solicitation

The Company and its directors and executive officers may be deemed to be participants in the solicitations of proxies from the Company’s shareholders in respect of the Extension and the other matters set forth in the Proxy Statement. Information regarding the Company’s directors and executive officers and a description of their direct and indirect interests, by security holdings or otherwise, is contained in the Proxy Statement, which has been filed with the SEC.

Forward Looking Statements

This Current Report on Form 8-K may include forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this Current Report on Form 8-K that address activities, events or developments that the Company expects or anticipates will or may occur in the future are forward-looking statements and are identified with, but not limited to, words such as “may,” “believe” and “expect.” These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. Actual results may differ materially from those expressed herein due to many factors such as, but not limited to, the ability of the Company to obtain shareholder approval for the Extension and related matters, the ability of Nomura to acquire shares and the risks identified in the Company’s prior and future filings with the SEC (available at www.sec.gov), including the Company’s Proxy Statement filed in connection with the Extension and the Company’s Annual Report on Form10-K for the fiscal year ended September 30, 2020. These statements speak only as of the date they are made and the Company undertakes no obligation to update any forward-looking statements contained herein to reflect events or circumstances which arise after the date of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Union Acquisition Corp. II
Dated: April 12, 2021
	By:	/s/ Kyle P. Bransfield
	Name:	Kyle P. Bransfield
	Title:	Chief Executive Officer